Exhibit 16.1

October 24, 2023

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read the statements concerning our firm contained in Item 4.01 of this Form 8-K of China Health Industries Holdings Inc. dated October 24, 2023 to be filed with the United States Securities and Exchange Commission and are in agreement with the statements concerning our firm in such report. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China